[LOGO] ROOMLINX
       WIRELESS HIGH SPEED INTERNET

CONTACT:

Consulting For Strategic Growth, l, Ltd.
Stan Wunderlich
Investor Relations
Tel: 1-800-625-2236
Fax: 212-337-8089
CFSG1@aol.com

Ilya Welfeld
Public Relations
RoomLinX
Tel: 201-696-9076
iwelfeld@RoomLinX.com


        ROOMLINX GETS APPROVAL TO TRADE UNDER NEW TICKER SYMBOL - "RMLX"


Hackensack, N. J., August 23, 2004 -RoomLinX Inc. (OTCBB: RMLX,), a pioneer in broadband high speed wireless Internet connectivity for the hospitality industry, today announced it has received approval to trade on the OTC Bulletin Board under a new ticker symbol: RMLX. The new symbol follows the completion of the company's reverse merger with Arc Communications, Inc. (OTCBB: ACOC) on June 28, 2004. RoomLinX stock will begin trading under the new symbol at the opening of business August 24, 2004.

      Stockholders of Arc Communications, Inc. will receive one share of RoomLinX common stock for each share of Arc Communications Inc. owned by the stockholders. American Stock Transfer and Trust Company, the Company's transfer agent, has notified stockholders to submit their existing ACOC stock certificates for issuance of RoomLinX stock certificates.

      "This is a simple step, but a symbolic one," said Aaron Dobrinsky, CEO of RoomLinX. "By trading under this symbol, we are further establishing our commitment to the RoomLinX business model as a public company. This move also extends our presence in the investor community, making it easier to find us, easier to follow our progress and easier to get involved with our mission of providing the most advanced and cost-effective WiFi Wireless and Wired high-speed networking solutions to leading hotels, convention centers, extended stay and time-share facilities and college markets."

About RoomLinX, Inc.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced WI-FI Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants. Designing, deploying and servicing site-specific wireless networks for the hospitality industry is RoomLinX's core competency.

                                      # # #

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-KSB for the year ended December 31st, 2003 and amendments thereto, the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30th, 2004 and March 31st, 2004 and amendment thereto, the Company's Proxy Statement filed with the Securities and Exchange Commission on or about June 15, 2004, and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.